Exhibit 99.1

CPI Card Group Inc. Announces Leadership Transition; Amintore Schenkel Appointed CFO

October 5, 2021

LITTLETON, Colo.--(BUSINESS WIRE)-- CPI Card Group Inc. (Nasdaq: PMTS) (“CPI” or the “Company”), a payment technology company and leading provider of credit, debit and prepaid solutions, today announced that Amintore Schenkel has joined the Company as Chief Financial Officer. Prior to leading his own consulting business, Schenkel served as Senior Vice President, Chief Accounting Officer and Controller of Western Union from 2006 to 2020. He also held a variety of financial roles at First Data Corporation from 2001 to 2006 and was with Ernst & Young for 12 years. He holds Bachelor of Science in Accounting and Master of Accountancy degrees from the University of Denver and is a Certified Public Accountant in the State of Colorado.

CPI’s former CFO, John Lowe, has been promoted to SVP and General Manager of CPI’s Secure Card business. Lowe joined the CPI management team as CFO in 2018. Lane R. Dubin will continue as SVP and General Manager of Prepaid, Personalization Solutions, and Instant Issuance.

Dubin, Lowe and Schenkel will each report to President and CEO Scott Scheirman.

“We are pleased to add Amintore to our management team, as he brings a wealth of business and financial knowledge, executive experience and a strong track record of achievement,” said Scott Scheirman, President and Chief Executive Officer of CPI. “Our customers, employees and stakeholders are in excellent hands under the leadership of John and Lane, who have contributed greatly to the significant strengthening of the Company in recent years, highlighted by sales and market share growth and improved profitability.”

About CPI Card Group Inc.

CPI Card Group® is a payment technology company and leading provider of credit, debit and prepaid solutions delivered physically, digitally and on-demand. CPI helps our customers foster connections and build their brands through innovative and reliable solutions, including financial payment cards, personalization and Software-as-a-Service (SaaS) instant issuance. CPI has more than 20 years of experience in the payments market and is a trusted partner to financial institutions and payments services providers. Serving customers from locations throughout the United States, CPI has a large network of high security facilities, each of which is registered as PCI compliant by one or more of the payment brands: Visa, Mastercard®, American Express® and Discover®. Learn more at www.cpicardgroup.com.

For more information:

CPI encourages investors to use its investor relations website (http://investor.cpicardgroup.com) as a way of easily finding information about the Company. CPI promptly makes available on this website, free of charge, the reports that the Company files or furnishes with the SEC, corporate governance information and press releases.

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CPI Card Group Inc. Investor Relations:

(877) 369-9016

InvestorRelations@cpicardgroup.com

CPI Card Group Inc. Media Relations:

Media@cpicardgroup.com

Source: CPI Card Group Inc.